Confidential Portions Redacted and Filed with the Commission [***] Symbolizes Language Omitted Pursuant to an Application For Confidential Treatment.

CRUDE OIL SUPPLY AGREEMENT

by and between

BERRY PETROLEUM COMPANY

and

HOLLY REFINING AND MARKETING COMPANY - WOODS CROSS

dated

February 27, 2007

	TABLE OF CONTENTS
ARTICLE 1 REFERENCES AND DEFINITIONS; RELATIONSHIP OF THE PARTIES
1.1	Definitions	1
1.2	Attachments	1
1.3	Independent Contractor; No Partnership	1
ARTICLE 2 SUPPLY, DELIVERY AND RECEIPT OF CRUDE OIL		2
2.1	Supply and Receipt of Base Daily Volumes.	2
2.2	Supply and Receipt of Incremental Daily Volumes.	2
2.3	Delivery Point	2
2.4	Scheduling.	3
2.5	Dedication of Production	3
ARTICLE 3 QUALITY AND MEASUREMENT		3
3.1	Quality	3
3.2	Evidence of Quality	4
3.3	Measurement	4
3.4	Observation	4
ARTICLE 4 PRICING		4
4.1	Pricing Formula	4
4.2	Non-Conforming Batch	5
4.3	Change of Conventional Light Sweet Benchmark	5
ARTICLE 5 TERM		5
5.1	Term	5
ARTICLE 6 TITLE; RISK OF LOSS		5
6.1	Title Warranty	5
6.2	Disclaimer	6
6.3	Transfer of Title and Associated Risks Warranty	6
ARTICLE 7 PAYMENTS, INVOICES AND CREDIT REQUIREMENTS		6
7.1	Payment Per Warranty	6
7.2	Monthly Invoices Warranty	6
7.3	Necessary Documents Warranty	6
7.4	Payment of Invoices Warranty	6
7.5	Late Payments	7
7.6	Corrections; Disputes	7
7.7	Financial Responsibility	7
7.8	Continuing Guaranty	8
ARTICLE 8 REPRESENTATIONS AND WARRANTIES		8
8.1	Supplier Representations and Warranties	8
8.2	Refiner Representations and Warranties	9

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ARTICLE 9 EVENTS OF DEFAULT; REMEDIES; LIMITATION ON DAMAGES		9
9.1	Events of Default	9
9.2	Remedies	10
9.3	Right of Set-Off Warranty	10
9.4	Limitation on Damages	11
ARTICLE 10 FORCE MAJEURE		11
10.1	General	11
10.2	Notice Requirements Warranty	11
10.3	Efforts to Remove Force Majeure	11
ARTICLE 11 TERMINATION		12
11.1	Termination	12
11.2	Effect of Termination	12
11.3	Termination for Extended Force Majeure	12
ARTICLE 12 INDEMNIFICATION AND DAMAGES		13
12.1	Refiner’s Indemnification Obligations	13
12.2	Supplier’s Indemnification Obligations	13
12.3	EXPRESS NEGLIGENCE	13
ARTICLE 13 GENERAL PROVISIONS		13
13.1	Confidentiality	13
13.2	Consultation as to Announcements	14
13.3	Notices	14
13.4	Taxes	17
13.5	Headings and References	17
13.6	Rules of Interpretation	17
13.7	Resolution of Disputes – Negotiation and Arbitration	17
13.8	Governing Law	20
13.9	Assignment; Delegation	20
13.1	Time and Performance of Essence	20
13.11	Nonwaiver; No Third-Party Beneficiaries	20
13.12	Counterparts; Severability; Survival	21
13.13	Expenses	21
13.14	Further Assurances	21
13.15	Entire Agreement; Amendment; Drafting	21

SCHEDULE 1.1	DEFINITIONS	1.1
SCHEDULE 2.4	QUALITY RANGES OF CRUDE OIL	2.4
SCHEDULE 3.2	QUALITY TESTING PROCEDURES	3.2
SCHEDULE 3.3	MEASUREMENT PROCEDURES	3.3
SCHEDULE 7.8	CONTINUING GUARANTY	7.8
SCHEDULE 11.1(A)CONTINUING GUARANTY (FOR EXTENSION PERIOD)		11.1(A)

ii

CRUDE OIL SUPPLY AGREEMENT

THIS CRUDE OIL SUPPLY AGREEMENT entered into on February 27, 2007 for performance commencing as of July 1, 2007 (the “Effective Date”), is made by and between Berry Petroleum Company, a Delaware corporation (“Supplier”), and Holly Refining & Marketing Company - Woods Cross, a Delaware corporation (“Refiner”). Supplier and Refiner may each be referred to hereinafter individually as a “Party” or collectively as the “Parties.”

RECITALS:

A. WHEREAS Refiner is investing significant capital in order to process increased volumes of black wax crude oil at its Woods Cross refinery (the “Refinery”) located at Salt Lake City, in the State of Utah and is therefore interested in securing a long term supply of black wax crude oil blend for the Refinery; and

B. WHEREAS Supplier and Refiner have considered the mutual benefit of a long term black wax crude oil supply agreement containing price terms and volume commitments, all as set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing, the representations, warranties, covenants, agreements and undertakings contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
REFERENCES AND DEFINITIONS; RELATIONSHIP OF THE PARTIES

1.1 Definitions. Capitalized terms used in this Agreement and the Schedules hereto, unless otherwise defined herein, have the meanings given to those terms in Schedule 1.1.

1.2 Attachments. The following Schedules are attached to this Agreement and are incorporated into this Agreement by this reference:

Schedule 1.1   Definitions
Schedule 2.1   Quality Ranges of Crude Oil
Schedule 2.3  Delivery Point
Schedule 3.2   Quality Testing Procedures
Schedule 3.3   Measurement Procedures
Schedule 7.8  Continuing Guaranty
Schedule 11.1(a)        Continuing Guaranty (For Extension Period)

1.3 Independent Contractor; No Partnership. Each Party’s duties and performance under this Agreement shall be those of an independent contractor, as defined by Applicable Laws. The Parties expressly agree and acknowledge that (a) nothing in this Agreement shall be deemed to make the Parties partners or joint venturers, and (b) neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party except as expressly provided herein.

ARTICLE 2
SUPPLY, DELIVERY AND RECEIPT OF CRUDE OIL

2.1 Supply and Receipt of Base Daily Volumes.
(a) During the Term and subject to Section 2.1(b), Supplier shall sell and deliver to Refiner at the Delivery Point, and Refiner shall buy and take delivery at the Delivery Point 3,200 Barrels of Crude Oil per Day (the “Base Daily Volume”).

(b) If Refiner has delivered to Supplier a certificate certifying that the Refinery Modification Completion has occurred, as soon thereafter as reasonably possible for Supplier to accomodate but in any event within ninety (90) Days from the date of such delivery of the certificate (or such later date as may be specified in the certificate) the Base Daily Volume shall be increased to 5,000 Barrels of Crude Oil per Day.

(c) A 50% Daily variation in the quantity of Crude Oil delivered pursuant to this Section 2.1 shall be permitted; provided that for each Month or portion thereof during the Term, the average Daily quantity delivered pursuant to this Section 2.1 shall equal the Base Daily Volume.

2.2 Supply and Receipt of Incremental Daily Volumes.

(a) Not later than 120 Days prior to the start of any Contract Year, Supplier may provide a notice to Refiner indicating the Daily volume of Crude Oil production in addition to the Base Daily Volumes that Supplier and its Affiliates reasonably anticipate producing during such Contract Year. Within 30 Days following receipt of such notice by Refiner, Refiner shall notify Supplier of the portion, if any, of such additional Daily volume of Crude Oil that Refiner desires to purchase. Failure to deliver such notice shall be deemed an election by Refiner not to purchase any of such additional Daily volume. Such portion, if any, that Refiner elects to purchase in its notice to Supplier shall be referred to herein as the “Incremental Daily Volume”. For the Contract Year immediately following such notice from Refiner, but not for the remainder of the Term following such Contract Year, Supplier shall sell and deliver to Refiner at the Delivery Point, and Refiner shall buy and take delivery at the Delivery Point each Day the Incremental Daily Volume, in addition to the Base Daily Volume.

(b) A 50% Daily variation in the quantity of Crude Oil delivered pursuant to this Section 2.2 shall be permitted; provided that for each Month or portion thereof during the Term, the average Daily quantity delivered pursuant to this Section 2.2 shall equal the Incremental Daily Volume.

2.3 Delivery Point. Supplier will tender delivery of all Crude Oil to be delivered to Refiner pursuant to this Agreement at the outlet flanges of Supplier’s lease tankage on wells identified on Supplier’s Uinta Basin, Utah, properties from time to time in writing by Supplier to Refiner as referenced on Schedule 2.3 (the “Delivery Point”). Refiner shall accept delivery of such Crude Oil at the Delivery Point.

2.4 Scheduling.

(a) The Parties shall coordinate to schedule the delivery and receipt of Crude Oil in accordance with the procedures and limitations of the relevant transport and delivery and receiving facilities; provided that this Section 2.4(a) shall not limit the obligations of the Parties pursuant to Sections 2.1 and 2.2.

(b) Notice of Significant Events. 180 Days in advance of any planned material events which impact the Refinery’s ability to process or Supplier’s ability to produce the Crude Oil to be delivered hereunder, such as a refinery turnaround or a production facility turnaround (a “Significant Event”) the affected Party shall notify the other Party regarding schedule and volume impacts of any Significant Event that may, in the case of Refiner, reduce its processing capabilities, or in the case of Supplier, reduce its supplying capabilities, by more than 10% of the Contract Daily Volume for more than seven Days. The Parties shall use commercially reasonable efforts to reduce the adverse impacts of all Significant Events on each Party. If the required notice has been provided, the Parties obligations under Sections 2.1 and 2.2 shall be excused during any such Significant Events. Each Party agrees to keep the other Party promptly advised of all developments in the status of any Significant Event. No Significant Event shall be scheduled during the Term which has the effect of reducing the Base Annual Volume in any one 12 month period by more than 10%.

2.5 Dedication of Production. Supplier will dedicate its (and its Affiliates’) first production of Crude Oil to satisfy the requirements of this Agreement. Without limiting the foregoing, Supplier agrees that any agreements by Supplier or its Affiliates to sell Crude Oil to a purchaser other than Refiner shall be satisfied only out of production in excess of the volumes to be sold to Refiner pursuant to this Agreement. In the event Supplier elects to market its production in excess of the Base Daily Volumes and Refiner chooses to bid for such volumes, Supplier will contract to sell the incremental volumes to Refiner if Refiner exceeds or matches the highest bid from other potential purchasers.

ARTICLE 3
QUALITY AND MEASUREMENT

3.1 Quality

(a) The crude oil delivered to Refiner shall conform to the Minimum Quality Specifications (“Crude Oil”). Without limiting any other provision of this Agreement, in no event shall Supplier inject any unsaturated stock or vis-broken stock, LPG, Natural Gasoline or Lube Oils as a part of Crude Oil delivered under this Agreement. If Refiner deems the quality of Crude Oil delivered pursuant to this Agreement to be inconsistent with Prudent Industry Practices, Supplier and Refiner shall work together to develop additional delivered quality management processes and specifications. If Supplier and Refiner are unable to develop such additional processes and specifications, the matter shall be resolved by arbitration in accordance with Section 13.7.

(b) Supplier warrants that the Crude Oil delivered to the Refiner conforms to the minimum specifications set forth in Schedule 2.1 (the “Minimum Quality Specifications”) and is not contaminated by any foreign chemicals.

3.2 Evidence of Quality. For purposes of determining whether the crude oil delivered pursuant to this Agreement meets the Minimum Quality Specifications, Refiner will have 30 Days from the date that a delivery arrives at the Refinery to notify Supplier that it has tested the delivery and that the test results indicate that the delivery did not meet the Minimum Quality Specifications. Supplier will have 30 Days from receipt of such notification to provide the results of sample analysis performed by a reputable independent third party testing service using the testing methods described in Schedule 3.2. Any rejection of volumes or price adjustment will be based on such injection sample test results.

3.3 Measurement. Measurement of Crude Oil shall be in accordance with the measurement procedures set forth on Schedule 3.3.

3.4 Observation. Each Party shall have the right to have a representative witness all gauges, tests, or measurements performed in connection with this Agreement providing that reasonable advance notice is given. In the absence of the other party’s representative, such gauges, tests, and measurements shall be deemed to be correct absent manifest error.

ARTICLE 4
PRICING

4.1 Pricing Formula. The price (the “Price Formula”) for Crude Oil delivered pursuant to this Agreement shall be set as follows:

(a) The price for Base Daily Volumes (US$/Barrel) shall equal *** multiplied by WTI, Cushing (US$/Barrel).

(b) The price for Incremental Daily Volumes (US$/Barrel) shall equal *** multiplied by WTI, Cushing (US$/Barrel).

4.2 Non-Conforming Batch. If Supplier supplies a delivery which does not meet the Minimum Quality Specifications, Refiner shall be entitled either to reject such volumes (in which case Supplier shall be responsible for the costs associated with the redelivery to Supplier of such volumes) or to accept such volumes. In either case, the Parties agree to execute a price adjustment for volumes delivered in the non-conforming delivery, including a full refund of the purchase price and associated costs (e.g., transportation costs) incurred by Refiner for volumes that are rejected.

4.3 Change of Conventional Light Sweet Benchmark. The Parties agree that WTI, Cushing is intended to measure the fair market value of conventional light sweet crude oil on a North American based futures exchange. If at any time in the future WTI, Cushing ceases to be representative of the North American conventional light sweet crude oil markets, the Parties agree to determine a new light sweet crude oil benchmark for use in the Price Formula. In the event of such a cessation, either Party may declare an initiation date for the process of adjusting the Price Formula by giving notice to the other Party. The new benchmark shall be based on a

North American futures contract, if such contract exists. The Price Formula will be adjusted for quality, transportation and location for the new benchmark using the process outlined below:

(a) Compare Historical Period Average Prices for the current benchmark versus the proposed new benchmark to determine a linear correlation (y=mx) between the fair market values of the current benchmark versus the proposed new benchmark and apply this correlation to the Price Formula.

(b) After transition to the new light crude benchmark and establishing the revised Price Formula, either Party may request a review of the Price Formula after the elapse of 6 Months. Any changes to the Price Formula resulting from the review shall be effective immediately after the review is complete and agreed by both Parties. The review results shall not have any retroactive effect and only one review period shall be permitted during the Term.

ARTICLE 5
TERM

5.1 Term. This term of this Agreement (“Term”) commences at midnight, Applicable Time, on the Effective Date, and expires at midnight, Applicable Time, on the date of termination provided in Section 11.1.

ARTICLE 6
TITLE; RISK OF LOSS

6.1 Title Warranty. Supplier warrants that (a) all crude oil delivered pursuant to this Agreement will be free from encumbrances and other adverse interests and (b) Supplier has the right to sell and pass title to Refiner of all such crude oil.

6.2 Disclaimer. EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 3.1(b), 6.l AND ARTICLE 8, SUPPLIER MAKES NO, AND HEREBY DISCLAIMS ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, ABOUT OR RELATING TO THE CRUDE OIL DELIVERED BY IT HEREUNDER INCLUDING, WITHOUT LIMITATION, WARRANTIES AS TO CONDITION, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE.

6.3 Transfer of Title and Associated Risks Warranty.Title, custody and risk of loss to Crude Oil delivered hereunder shall pass from Supplier to Refiner when Supplier delivers Crude Oil to Refiner at the Delivery Point, it being understood and agreed that any casualty, loss, escape or contamination occurring before and to the Delivery Point shall be the responsibility of Supplier and after the Delivery Point shall be the responsibility of Refiner. Except as otherwise provided in this Agreement, Refiner shall be responsible for arranging and paying for all transportation from the Delivery Point to the Refinery.

ARTICLE 7
PAYMENTS, INVOICES AND CREDIT REQUIREMENTS

7.1 Payment Per Warranty. Refiner agrees to pay Supplier the Purchase Price for each Barrel of Crude Oil Supplier delivers to the Delivery Point pursuant to this Agreement.

7.2 Monthly Invoices Warranty. Supplier shall invoice Refiner for Crude Oil delivered pursuant to this Agreement, on a Monthly basis. Such invoice shall include the following information: the Month of delivery under the transaction; the volume(s) of delivery; the Purchase Price; and the due date of payment pursuant to Section 7.4.

7.3 Necessary Documents Warranty. Upon request, each Party agrees to furnish the other Party all source documents for each volume of crude oil delivered pursuant to this Agreement that are reasonably available to the furnishing Party; provided that furnishing source documents shall not be a precondition for payment unless expressly so agreed by the Parties. Source documents include delivery tickets, transfer settlements, or other shipping/loading documents provided by a pipeline or other carrier indicating the type, quality, volume, and other characteristics of the crude oil delivered.

7.4 Payment of Invoices Warranty. Refiner shall pay all amounts owed by it hereunder by electronic funds transfer to Supplier’s account designated in Section 13.3(c) with immediately available funds by the later of the 5th Business Day after the applicable invoice was received or the 20th Day of the Month following the Month of crude oil delivery. If payment falls due on a Saturday or a bank holiday of the bank where the designated account is located other than Monday, payment shall be due on the preceding banking day of such bank. If payment falls due on a Sunday or a Monday bank holiday of such bank, payment shall be due on the next banking day of such bank. Payment shall be deemed made on the date good funds are credited to Supplier's account at such bank.

7.5 Late Payments. Any payments that are not made when due under this Agreement pursuant to Section 7.4 shall bear interest at a per annum rate which shall be two percentage points above the U.S. prime rate as published in the Wall Street Journal (or such other publication as the parties may agree from time to time) in effect on the date payment was due from the date such payment is due until such payment is made paid in full.

7.6 Corrections; Disputes. Invoices and payments shall be subject to correction for billing errors for a period of 24 Months after the end of the Month prior to which the invoice was issued. No adjustment or correction shall be made and all records and payments shall be conclusively presumed to be final and shall not be subject to examination, unless notice specifying the error or inaccuracy is given within such 24-Month period. If Refiner disputes the correctness of any invoice, Refiner shall nevertheless pay the full amount of the invoice (including the disputed portion) and shall notify Supplier of the specific basis for disputing the correctness of the invoice as soon as practical after becoming aware of the basis for the dispute, and Refiner shall be entitled to a refund for overpayments plus interest at the rate described in Section 7.5 calculated from the date of payment until refunded.

7.7 Financial Responsibility. Notwithstanding anything in this Agreement, if at any time, Parent has a net worth of less than $200,000,000 or should Supplier reasonably believe that such Parent’s net worth is less than $200,000,000, Supplier may at anytime require, by written notice to Refiner, at Refiner’s choice, either 1) advance cash payment, or 2) satisfactory security in the form of a letter or letters of credit at Refiner’s expense in a form and from a bank reasonably acceptable to Supplier, to cover any and all deliveries of Crude Oil.  If, on or before the date specified in Supplier’s notice under this Section 7.7, Refiner does not prepay or provide the letter or letters of credit, or if Supplier does not accept another form of credit assurance agreeable to Supplier in Supplier’s sole discretion, Supplier may terminate this Agreement immediately and Refiner shall be considered to experience an Event of Default.  At any time Parent has a net worth of less than $200,000,000 or if Supplier reasonably believes that such net worth is less than $200,000,000, Seller shall not be obligated to schedule or complete delivery of the Crude Oil until advance cash payment is made or said letter or letters of credit, or if applicable, other credit assurance agreeable to Supplier, is delivered by Refiner to Supplier.  In any event if Parent or Refiner makes an advance cash payment to Supplier, so long as Refiner is not in default, Supplier will deposit said cash payment into an interest bearing investment earning interest at a rate equivalent to the equivalent yield of a thirty (30) day U.S. Treasury note and such earned interest shall be held for the benefit of Parent or Refiner.

7.8 Continuing Guaranty. As a material condition to this Agreement, Refiner shall concurrently deliver to Supplier a Continuing Guaranty, in the form attached to this Agreement as Schedule 7.8.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1 Supplier Representations and Warranties. Supplier represents and warrants to Refiner that:

(a) It is duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases, and to conduct its activities as such activities are currently conducted and as contemplated by this Agreement;

(b) Supplier has all requisite corporate power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Supplier have been duly and validly authorized by all necessary corporate action on its part, and this Agreement has been duly and validly executed and delivered by Supplier, and is the valid and binding obligation of Supplier, enforceable against it in accordance with its terms, subject to Applicable Laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) The execution, delivery and performance by Supplier of this Agreement does not and will not (i) conflict with or violate any provision of Supplier’s organizational documents; (ii)

violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which either Supplier is a party or by which Supplier is bound or affected; or (iv) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person;

(d) Supplier is not subject to any Applicable Law that would preclude or prohibit its fulfillment of any of its obligations hereunder, all in accordance with the terms and conditions of this Agreement; and

(e) Supplier has the requisite authority, ability, skills, technical support and capacity to perform all of its obligations hereunder with respect to the supply of Crude Oil and the operation of its production facilities, all in accordance with this Agreement in all material respects.

8.2 Refiner Representations and Warranties. Refiner represents and warrants to Supplier that:

(a) Refiner is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted and as contemplated by this Agreement;

(b) Refiner has all requisite corporate power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Refiner have been duly and validly authorized by all necessary action on the part of Refiner, and this Agreement has been duly and validly executed and delivered by Refiner, and is the valid and binding obligation of Refiner, enforceable against Refiner in accordance with its terms, subject to Applicable Laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) The execution, delivery and performance by Refiner of this Agreement do not and will not (i) conflict with or violate any provision of its organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which it is a party or by which it or its properties may be bound or affected; or (iv) except in connection with the construction and operation of the Refinery Modifications, require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person;

(d) Subject to obtaining any approvals from Governmental Authorities required to construct and operate the Refinery Modifications, Refiner is not subject to any Applicable Law that would preclude or prohibit any of its obligations hereunder, all in accordance with the terms and conditions of this Agreement; and

(e) Refiner has the requisite authority, ability, skills, technical support and capacity to perform all of its obligations hereunder, all in accordance with this Agreement in all material respects.

ARTICLE 9
EVENTS OF DEFAULT; REMEDIES; LIMITATION ON DAMAGES

9.1 Events of Default. An event of default (“Event of Default”) with respect to a Party (the “Defaulting Party”) shall mean any of the following:

(a) the failure of Defaulting Party to pay when due any payment under this Agreement, and such payment (and any interest accrued thereon pursuant to this Agreement) shall remain unpaid for 10 Days following receipt by the Defaulting Party of notice of failure to pay; or

(b) the failure of the Defaulting Party to comply in any material respect with any of its other obligations under this Agreement, and such failure is not remedied in all material respects within 30 Days after notice thereof; or

(c) any representation or warranty made by the Defaulting Party under this Agreement is or was untrue or misleading in any material respect when made and such breach is not cured within 30 Days after notice thereof; or

(d) the entry of a decree or order by a court having jurisdiction in the premises resulting from the commencement of proceedings against the Defaulting Party by a third party and approving as properly filed a petition seeking dissolution or winding-up of the Defaulting Party under any bankruptcy, insolvency or analogous laws, or appointing a receiver of the Defaulting Party, and the continuance of any such decree or order unstayed, undischarged and in effect for a period of 20 Days from the date thereof; or

(e) the institution by the Defaulting Party of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, or the consent by it to the filing of any such petition or to the appointment of a receiver of the Defaulting Party or the making by it of a general assignment for the benefit of creditors, or the Defaulting Party admitting in writing its inability to pay its debts generally as they become due.

9.2 Remedies. Upon the occurrence and during the continuation of an Event of Default as to the Defaulting Party, the other Party (the “Non-Defaulting Party”) may, in its sole discretion, (a) notify the Defaulting Party of an early termination date (which shall be no earlier than the date of such notice and no later than 30 Days after the date of such notice) on which date this Agreement shall terminate and declare that any amounts of money outstanding hereunder shall be due and payable immediately without any further notice or demand of any kind or (b) withhold performance of any of its obligations due to the Defaulting Party until such Event of

Default is cured. Any rights of a Nondefaulting Party under this Section 9.2 shall be in addition to any other rights or remedies such Nondefaulting Party may have under this Agreement, at law or in equity.

9.3 Right of Set-Off Warranty. Upon the occurrence and during the continuance of an Event of Default, the Non-Defaulting Party is hereby authorized at any time and from time to time thereafter, on reasonable notice to the Defaulting Party and to the fullest extent permitted by law, to set-off and apply any and all indebtedness at any time owing by the Non-Defaulting Party to or for the credit or the account of the Defaulting Party against any and all of the obligations of the Defaulting Party now or hereafter existing under this Agreement. The Non-Defaulting Party agrees to promptly notify the Defaulting Party after any such set-off and application.

9.4 Limitation on Damages. Liability for breach of any provision of this Agreement is limited to actual direct damages only (which in the case of a failure by Supplier to deliver Crude Oil that is not permitted by this Agreement shall be deemed to include lost margins on Refinery production and other costs (e.g., transportation costs) incidental to such failure), and such actual direct damages are the sole and exclusive monetary remedy under this Agreement for any such breach. Except as provided in the preceding sentence, neither Party is liable for incidental, punitive, exemplary, consequential, special or indirect damages of any nature (including damages associated with lost profits, business interruption and loss of goodwill) arising at any time, whether in tort (including negligence or gross negligence), warranty, strict liability, by contract or statute, under any indemnity provision (unless such damages are required to be paid to a third party) or otherwise.

ARTICLE 10
FORCE MAJEURE

10.1 General. Notwithstanding anything herein to the contrary, each Party shall be excused from performance of its obligations hereunder (other than any obligation to pay money then due or becoming due with respect to performance prior to the event) in the event and to the extent its performance is prevented by an event of Force Majeure.

10.2 Notice Requirements Warranty. If an event of Force Majeure occurs, the Party whose performance is prevented shall promptly provide notice to the other Party of the event of Force Majeure, the nature of the event, the extent to which the event of Force Majeure affects or delays the affected Party’s performance hereunder, the particular obligations so affected, the steps taken and proposed to be taken to lessen and cure the Force Majeure, and the estimated duration of the event of Force Majeure. If there is any material change, addition or alteration to the circumstances giving rise to, or the information provided pursuant to, the notice, the affected Party shall promptly provide the other Party with notice of the same.

10.3 Efforts to Remove Force Majeure. At all times during an event of Force Majeure, both Parties shall use commercially reasonable efforts to remove the event of Force Majeure and to avoid or minimize the consequences of the event of Force Majeure; provided that nothing contained in this Agreement shall be construed as requiring either Party hereto to accede to the demands of labor or labor unions it considers unreasonable in its sole discretion. The

.performance of this Agreement shall be resumed as soon as practicable after such disability has been removed.

ARTICLE 11
TERMINATION

11.1 Termination. This Agreement shall terminate on the earliest of:

(a) Expiration of Primary Term. The date that is the six year anniversary of the Effective Date; provided that a Party has provided notice of such termination to the other Party at least 120 Days prior to the expiration of such period; provided further that the termination date shall automatically be extended for one additional year if such notice is not provided, and for additional one-year periods if such notice is not provided at least 120 Days prior to the end of each such one-year extension. In the event of an extension for an additional year, no later than 60 days prior to the beginning of any such extension, Supplier may request that Refiner provide to Supplier a Continuing Guaranty (For Extension Period) substantially in the form attached hereto as Schedule 11.1(a), for such additional year. If Refiner does not provide such a guaranty within 30 Days after such request, such extension shall not be effective and this Agreement shall terminate at the end of the current term;

(b) Event of Default. The date on which either Party terminates this Agreement pursuant to Section 9.2;

(c) Force Majeure. The date on which the applicable Party terminates this Agreement pursuant to Section 11.3, by providing notice of such termination to the other Party;

(d) Processes and Specifications. The date on which Refiner terminates this Agreement pursuant to Section 3.1(a), by providing notice to Supplier; and

(e) Change in Law. In the event of a change in Applicable Laws that Refiner reasonably determines will have an adverse effect on anticipated refinery economics using LP analysis and industry practice, the date indicated in a notice by Refiner to Supplier; provided that such termination date shall not be sooner than 180 days following the date of such notice. Whether or not Refiner’s determination satisfies the standard set forth in this Section 11.1(e) shall be subject to arbitration under Section 13.7.

11.2 Effect of Termination. Termination of this Agreement for any reason shall not affect: (i) each Party’s obligation to perform its obligations arising hereunder prior to such termination, (ii) each Party’s indemnification and defense obligations and any other duties of either Party which by their nature are to be performed after termination of this Agreement, or (iii) damages as a result of an Event of Default.

11.3 Termination for Extended Force Majeure. If an event of Force Majeure claimed by Refiner or Supplier persists for a continuous period of at least 180 Days or if the duration of an event of Force Majeure claimed by Refiner or Supplier is reasonably estimated by the Party claiming Force Majeure to be at least 180 Days, then the Party not claiming the Force Majeure shall have the right, but not the obligation, to terminate this Agreement by giving notice of termination to the other Party. For purposes of this Section 11.3, if the period between the end of one event of Force Majeure and the commencement of another event of Force Majeure is less than 30 Days, the period of Force Majeure shall be deemed to be continuous, but the time between the Force Majeure periods shall not be counted in determining the 180-Day period required before termination hereunder is allowed.

ARTICLE 12
INDEMNIFICATION AND DAMAGES

12.1 Refiner’s Indemnification Obligations. Refiner agrees to indemnify, defend and hold harmless Supplier Indemnified Parties from and against any and all Claims arising out of, relating to or in connection with:

(a) Any injury or death of persons or damage to property arising out of, relating to, or in connection with, the transportation, carriage, handling, care, storage, resale or use of the crude oil sold hereunder after delivery to Refiner at the Delivery Point, except to the extent arising out of a Supplier Indemnified Party’s gross negligence or willful misconduct; and

(b) Any breach by Refiner of any of its representations, warranties, covenants, agreements or obligations herein.

12.2 Supplier’s Indemnification Obligations. Supplier agrees that it shall indemnify, defend and hold harmless Refiner Indemnified Parties from and against any and all Claims arising out of, relating to, or in connection with:

(a) Any injury or death of persons or damage to property arising out of, relating to, or in connection with, the production, transportation, carriage, handling, care, storage, resale or use of the crude oil sold hereunder until delivery to Refiner at the Delivery Point except to the extent arising out of a Refiner Indemnified Party’s gross negligence or willful misconduct; and

(b) Any breach by Supplier of any of its representations, warranties, covenants, agreements or obligations herein.

12.3 EXPRESS NEGLIGENCE. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE ABOVE, THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE 12 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES REGARDLESS OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTIES.

ARTICLE 13
GENERAL PROVISIONS

13.1 Confidentiality. Neither this Agreement nor information or documents that come into the possession of a Party or its Affiliates in connection with the performance of this Agreement may be used or communicated to Persons (other than the Parties and their Affiliates) without the mutual written agreement of the Parties, except that either Party shall have the right to disclose such information or documents without obtaining the other Party’s prior consent in any of the situations described below:

(a) Accountants, bankers, other professional consultants or underwriters, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged and further provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 13.1 and for the benefit of the Parties;

(b) To legal counsel, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged;

(c) Prospective assignees of a Party’s interest under this agreement or Persons potentially providing financing to a Party, provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 13.1 and for the benefit of the Parties;

(d) If required by any court of law or any Applicable Law, or if requested by a Governmental Authority having or asserting jurisdiction over a Party and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith;

(e) If required, in the reasonable good faith judgment of the disclosing Party, as a response to any environmental or other emergency; and

(f) To the extent any such information or document has entered the public domain other than through the fault or negligence of the Party receiving the information.

13.2 Consultation as to Announcements. Without limiting Section 13.1, no public announcement or press release concerning the transactions contemplated by this Agreement shall be made by either Party without prior consultation with the other Party; provided that such consultation shall not be required for any public announcement or press release required to be made: (a) under Applicable Law; or (b) by the reasonable good faith judgment of the disclosing Party as a response to any environmental or other emergency; provided further that all such consultations and reviews shall be completed within 24 hours of either Party seeking the other’s consultation, a disclosing Party shall be under no obligation to accept the consulting Party’s comments or requirements, and after 24 hours the disclosing Party shall be entitled to make the proposed disclosure if permitted by Section 13.1.

13.3 Notices.

i) Addresses. All notices, requests, waivers, consents, approvals, agreements and other communications under this Agreement shall, except as expressly provided otherwise herein, be in writing to be effective and shall be delivered in person or by certified mail with postage prepaid and return receipt requested, courier or overnight delivery service with charges prepaid or facsimile transmission, and if to Supplier, addressed as follows:

Berry Petroleum Company
Attention: Manager of Marketing
5201 Truxtun Avenue, Suite 300
Bakersfield, CA 93309

Fax No. (661) 616-3882;

Copy to:

Musick Peeler & Garrett LLP
Attn: Laura K. McAvoy, Esq.
2801 Townsgate Road, Suite 200
Westlake Village, CA 91361
Fax No. (805) 418-3101

and if to Refiner, addressed as follows:

Holly Refining & Marketing Company - Woods Cross
Attention: [--]
100 Crescent Court
Suite 1600
Dallas, Texas 75201
Fax No. 214-871-3560

Copy to:
Office of General Counsel
100 Crescent Court
Suite 1600
Dallas, Texas 75201.

Either Party shall have the right to change its address by notice to the other Party at the addresses in force hereunder.

(b) Effectiveness of Notices. Any communications addressed as described above shall be deemed to have been received as follows:

(i) If delivered in person, when delivered;

(ii) If delivered by facsimile, on the date of transmission thereof as reflected on the confirmation of the transmitting machine if such confirmation reflects transmission of such facsimile prior to 5:00 P.M., Applicable Time, on a Business Day; provided that if any such confirmation reflects that such transmission occurred after 5:00 P.M., Applicable Time, on a Business Day or any time on a non-Business Day, such communication shall be deemed to have been received on the next Business Day;

(iii) If delivered by certified mail, on the third Business Day following the date of mailing as shown on the certified mail receipt; and

(iv) If delivered by overnight delivery service, on the Business Day on which it is actually delivered by such delivery service as shown on the receipt provided to the delivering Party by the overnight delivery service or the next Business Day if delivered on a non-Business Day.

(c) Wire Transfer Information. Wire transfers to Supplier shall be made in accordance with the following instructions:

Berry Petroleum Company
Wells Fargo Bank
Denver, CO
ABA Routing No./ Transit Number: ***
Account No.: ***.

Any questions regarding wire transfers to Supplier should be directed to:

Berry Petroleum Company
Attn: Treasurer
Phone: (661) 616-3809
Facsimile: (661) 616-3884.

Supplier shall have the right to change the information provided in this Section 13.3(c) by notice in accordance with Section 13.3(a).

(d) Wire transfers to Refiner shall be made in accordance with the following instructions:

Holly Refining & Marketing Company
Bank of America
Charlotte, North Carolina
ABA Routing No. ***
Account No.: ***
Any questions regarding wire transfers to Supplier should be directed to:

Holly Refining & Marketing Company - Woods Cross
Attn: Steve Wise, Treasurer
Phone: 214-871-3877
Facsimile: 214-237-3051.

Refiner shall have the right to change the information provided in this Section 15.3(d) by notice in accordance with Section 15.3(a).

13.4 Taxes. Refiner shall pay, without duplication, and be responsible for all sales taxes assessed as a result of the sale of crude oil hereunder imposed or assessed on itself or Supplier as a result of this Agreement but, for the avoidance of doubt, shall not be responsible for any income, severance, ad valorem or other taxes imposed on Supplier.

13.5 Headings and References.

(a) Headings. The headings are inserted for convenience only and are to be ignored in construing this Agreement.

References. References to articles, sections or paragraphs are to articles, sections or paragraphs of this Agreement. The words “hereto,” “herein,” “hereof,” “hereunder,” “this Agreement” and similar expressions mean and refer to this Agreement as a whole and not to any particular portion or provision of this Agreement.

13.6 Rules of Interpretation.

(a) The singular includes the plural and vice versa.

(b) Except as otherwise expressly provided herein, all references to “$” or money mean Dollars and all payments hereunder or pursuant hereto shall be made in Dollars.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(d) If a conflict or inconsistency exists between any exhibit or schedule and this Agreement (exclusive of the exhibits and schedules), the provisions of this Agreement (exclusive of the exhibits and schedules) shall control. If any conflict or inconsistency exists between or among the exhibits and schedules, the exhibit or schedule dealing with the matter in more detail shall control.

(e) Except as otherwise expressly provided herein, all references in this Agreement to contracts, agreements and other documents shall be deemed to refer to such contracts, agreements and other documents, as amended, modified and supplemented from time to time.

(f) Except as otherwise expressly provided herein, all references to any Applicable Law is a reference to such Applicable Law as amended, modified or re-enacted from time to time and any replacements thereof.

13.7 Resolution of Disputes - Negotiation and Arbitration

(a) Negotiation Period. The Parties shall endeavor in good faith to negotiate a settlement of any and all disputes arising out of or related to this Agreement, its performance, validity or the breach or termination of this Agreement, regardless of whether such dispute is based on common law, contractual or statutory causes of action, including tort claims (each a “Dispute”).

(b) Initiation of Arbitration. The pre-arbitration negotiation process provided in the foregoing Section 13.7(a) is to be considered a settlement negotiation for the purposes of all state and federal rules protecting disclosures made during such negotiations from later discovery or use in evidence. If a Dispute is not resolved within 45 Days after either Party first notifies the other of the Dispute in a written request for negotiations, or such later date as may be mutually agreed by the Parties, then each Party shall have the right at any time thereafter to refer the Dispute to binding arbitration under the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration (the “Rules”) then in force, to the extent such Rules are not inconsistent with the provisions of this Agreement.

(c) Selection of Arbitrators. The arbitral panel shall be composed of three arbitrators (the “Tribunal”). With the request for arbitration, the Party requesting arbitration (the “Claimant”) shall appoint one arbitrator. The Party named as respondent by the Claimant (the “Respondent”) shall appoint one arbitrator within the time specified in the Rules. The two arbitrators nominated by the Claimant and Respondent shall together nominate the third arbitrator, who shall be the chairman of the Tribunal, by mutual agreement within 20 Days of the second appointment of an arbitrator. If within the time specified a Party fails to nominate its party-appointed arbitrator or the two party-appointed arbitrators fail to nominate the third arbitrator, either party may request the CPR to make the appointment according to the Rules. If any nominated arbitrator is not appointed, declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to appoint that arbitrator shall promptly nominate a successor. If the arbitrators are unable to agree on a replacement third arbitrator, then the CPR shall make the appointment according to the Rules. In the event that an arbitrator is objected to, the two remaining arbitrators shall decide whether the objection is valid and whether the challenged arbitrator shall be removed. The arbitrators shall be independent of the Parties and not have a financial interest in either of the Parties or their Affiliates or in the dispute, and shall be unaffiliated and without prior financial alliances with any Party, or either of the other arbitrators. The arbitrators shall be governed by the AAA/ABA Code of Ethics for Arbitrators in Commercial Disputes. The chairman shall be a former judge with experience in matters involving the oil and gas industry in the United States and with suitable experience of complex commercial disputes.

(d) Seat, Discovery, Hearing. The seat of the arbitration shall be Salt Lake City, Utah. The evidentiary hearing shall be transcribed by a certified court reporter. The Tribunal shall determine the appropriate procedural rules, including the admissibility of evidence, subject to any procedures specified in this Agreement or the Rules. Within twenty (20) Days after the arbitration is commenced, the Parties shall confer and attempt to agree on the disclosure of specific documents or narrowly-defined categories of documents that are reasonably expected to be material to the issues in the Dispute and the identification of persons likely to have knowledge of facts reasonably expected to be material to the issues in the Dispute. If the Parties are unable to agree on a procedure within ten (10) Days, the Tribunal may make orders to any Party to disclose the documents and/or to identify the persons described above, which the Parties consent in advance to obey. If a Party fails or refuses to comply with an order for discovery, the Tribunal may take that failure into account when deciding the issues and may infer that the evidence not produced would have supported the opposing Party’s claims. Any applicable legal privileges against disclosure shall be recognized. Within thirty (30) Days after completion of discovery, each Party shall submit by overnight delivery to the other Party and the arbitrators a precise Statement of Claims (or Counterclaims) and the factual and/or legal support therefore, including documents and statements of fact and expert witnesses. Within twenty (20) Days after receiving such statement, the other Party shall submit by overnight delivery to the first Party and the arbitrators a precise Statement of Defense to the Claims (or Counterclaims) asserted against it and the factual and/or legal support therefore, including documents and statements of fact and expert witnesses. The Tribunal shall conduct a hearing no later than ninety (90) Days following selection of the third arbitrator, or thirty (30) Days after all discovery has been completed, whichever is later.

(e) Award. The arbitrators shall consider the terms and conditions of this Agreement, and any relevant evidence and testimony, and shall render their award (the “Award”) within 30 Days following conclusion of the hearing. The Tribunal shall have no power to award any remedy not authorized by the governing law or barred by this Agreement, and they may not rely on any law or legal principle to avoid such limitations on remedies. The Award shall be in writing, shall give reasons for the decisions reached by the Tribunal and shall be signed and dated by the arbitrators, and a copy of the award shall be delivered to each of the Parties. The award may be made unanimously or by a majority of arbitrators. The award shall be final and binding on the parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction over the Parties. The Tribunal’s award shall be entitled to all of the protections and benefits of a final judgment as to any Dispute, including compulsory counterclaims, that were or could have been presented to the Tribunal, and shall be final and binding on the Parties and non-appealable to the maximum extent permitted by law. The Award shall provide for interest on the Award at a per annum rate which shall be two percentage points above the U.S. prime rate as published in the Wall Street Journal (or such other publications as the arbitrators select) in effect on the date of the Award, commencing on the 31st Day following delivery of the Award to the Parties and continuing until the Award and any accrued interest is paid in full.

(f) Exclusive Method of Resolving Claims; Assistance of Courts. If a Party refuses to honor its obligations under this agreement to arbitrate, the other Party may obtain appropriate relief staying such litigation and/or compelling arbitration in any court having jurisdiction over the refusing Party; each Party hereby consenting to the non-exclusive personal jurisdiction and venue in the federal and State courts in Salt Lake City, Utah for the purpose of enforcing this Agreement. Notwithstanding Section 13.7(a), a Party may seek interim or injunctive relief from the courts to aid arbitration or preserve the status quo ante between the Parties pending the completion of the arbitration. After a Tribunal has been formed, it shall also have the power to issue interim remedies, provisional measures or partial awards as it deems appropriate. Each Party agrees that arbitration pursuant to this Section 13.7 shall be the exclusive method for resolving all Disputes and that it will not commence an action or proceeding, except as provided in this Section 13.7.

(h) Costs. The Tribunal shall have the authority to assess the costs and expenses of the arbitration proceeding (including the arbitrators’ fees and expenses) against either or both parties. Each Party shall bear its own attorneys’ fees and other legal costs; provided, however, that any costs incurred by a Party in seeking judicial enforcement of any Award shall be chargeable to and borne exclusively by the Party against whom such court order is obtained.

13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, U.S.A., without regard to any choice of law principles that would direct the application of the law of another jurisdiction.

13.9 Assignment; Delegation. The rights and obligations of any Party under this Agreement may not be assigned or delegated without the prior written consent of the other Party, and any assignment or delegation not in compliance with the foregoing shall be null and void, provided that, (i) either Party may assign or delegate its rights or obligations hereunder to any of its Affiliates without the other Party’s consent, provided that no such assignment or delegation shall relieve the assigning or delegating Party from any obligation hereunder, (ii) Supplier may assign or delegate its rights or obligations hereunder without Refiner’s consent in connection with the sale of all or substantially all of its Uinta Basin, Utah producing properties that produce Crude Oil and (iii) Refiner may assign or delegate its rights or obligations hereunder without Supplier’s consent in connection with the sale of the Refinery; provided that, with respect to the exceptions set forth in subclauses (ii) and (iii) above the assignee or delegate must acknowledge its obligations hereunder to the nonassigning Party pursuant to an instrument reasonably satisfactory to the nonassigning Party and upon assignment the assignor shall be relieved of its obligations hereunder to be performed with respect to periods after the assignment. All covenants, terms and conditions and provisions of this Agreement shall be binding upon the Parties and shall extend to and be binding upon the successors and permitted assignees and delegates of the Parties.

13.10 Time and Performance of Essence. Time and full performance hereunder by the Parties are of the essence in this Agreement.

13.11 Nonwaiver; No Third-Party Beneficiaries. No waiver by any Party of any of its rights with respect to the other Party or with respect to any matter or default arising in connection with this Agreement shall be construed as a waiver of any subsequent right, matter or default whether of a like kind or different nature. Any waiver shall be in writing signed by the waiving Party. No Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right. A waiver shall not be a continuing waiver unless it expressly states otherwise. This Agreement is made and entered into for the sole protection and legal benefit of the Parties, and their permitted successors and assigns, and no other Person, other than any Persons who have explicit indemnity rights herein, shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement; provided that, the Parties reserve solely to themselves the power to amend or terminate this Agreement without the consent of any other Person.

13.12 Counterparts; Severability; Survival. This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument. Each Party agrees to accept the facsimile signature of the other Party and to be bound by its own facsimile signature. Except as may otherwise be stated herein, any provision hereof that is declared or rendered unenforceable, unlawful or invalid by any Governmental Authority, or deemed unenforceable, unlawful or invalid because of a change in Applicable Law, will not otherwise affect the enforceable, lawful or valid obligations that arise under this Agreement. If any provision of this Agreement is declared unenforceable, unlawful or invalid, the Parties will promptly renegotiate to restore this Agreement as near as possible to its original intent and effect. All representations, warranties, covenants, agreements and obligations made or agreed to herein shall survive the termination of this Agreement until the expiration of the applicable statute of limitations, if any.

13.13 Expenses. Except as specifically provided herein, each Party will bear its own costs and expenses incurred in connection with or arising out of the execution, delivery or performance of this Agreement.

13.14 Further Assurances. Each of the Parties agrees to take such further actions (including the execution and delivery of such further documents and instruments) as the other Party may reasonably request after the Effective Date to fulfill the purposes of this Agreement.

13.15 Entire Agreement; Amendment; Drafting. This Agreement, including any Schedules and Exhibits hereto constitute the entire agreement among the Parties relating to the subject matter contemplated by this Agreement and supersede any prior or contemporaneous agreements or representations affecting the same subject matter. No amendment, modification or change to this Agreement shall be enforceable unless reduced to a writing executed by both Parties. The Parties acknowledge that each Party and its counsel have participated in the drafting of this Agreement and have reviewed and revised this Agreement, and that the rule of construction that any ambiguities are to be resolved against the drafting Party shall not be used in the interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in the presence of their respective representatives duly authorized in this regard on the Day and year first above written.

BERRY PETROLEUM COMPANY	HOLLY REFINING & MARKETING COMPANY - WOODS CROSS
Per: \s\ Ralph J. Goehring	Per: \s\David L. Lamp
Name: Ralph J. Goehring	Name: David L. Lamp
Title: Executive Vice President and Chief Financial Officer	Title: President

SCHEDULE 1.1
DEFINITIONS

In the Agreement to which this Schedule is attached and in all Schedules thereto, the following words have the meanings given to such words below:

“Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with the applicable Party. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Crude Oil Supply Agreement, including the Schedules hereto, and any future amendments or supplements.

“Applicable Laws” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Parties or crude oil sold and delivered hereunder, including, without limitation, Environmental Laws, all health, building, fire, safety and other codes, ordinances and requirements, in each case, as amended, and any judicial or administrative interpretation thereof, including any applicable judicial order, consent, decree, sanction or judgment.

“Applicable Time” means the Official U.S. time for the Central Time Zone as calculated by the National Institute of Standards and Technology and the U.S. Naval Observatory (http://www.time.gov).

“Award” is defined in Section 13.7(f).

“Barrel” means, with respect to crude oil, a unit volume equivalent to (a) 42 United States standard gallons of oil, (b) 158.9118 liters or (c) 0.1590 cubic meters measured at 60 degrees Fahrenheit or 15.56 degrees Celsius.

“Base Annual Volume” means the Base Daily Volume multiplied by the number of Days in a Contract Year or the applicable 12 month period; provided that any change in the Base Daily Volume during such period shall only apply to the Days affected by such change.

“Business Day” means a Day, other than a Saturday, a Sunday or any other Day on which banking institutions in New York, New York are required or authorized to be closed.

“Claim” means any claim, demand, suit, action, cause of action, assessment, loss, cost, expense, Liability, judgment, fine, penalty, interest, payment, damage, including costs or expenses of any and all investigations or proceedings and reasonable fees and expenses of attorneys, accountants and other experts.

“Contract Year” means each 12-month period during the Term commencing with the Effective Date; provided that the final Contract Year may be less than 12-month if the Term expires prior to the expiration of the final 12-month period during the Term.

Schedule 1.1 - Page 1

“CPR” means The International Institute for Conflict Prevention & Resolution.

“Crude Oil” is defined in Section 3.1(a).

“Day” means a calendar day, extending from 12:00 A.M. (Midnight) Applicable Time until 11:59 P.M. Applicable Time, and “Daily” shall have a correlative meaning.

“Defaulting Party” is defined in Section 9.1.

“Delivery Point” is defined in Section 2.3.

“Dispute” is defined in Section 13.7(a).

“Dollars” means United States dollars unless expressly provided otherwise.

“Effective Date” is defined in the preamble.

“Environmental Laws” means any one or more of the following statutes, any amendments thereto and any regulations promulgated thereunder, any similar or equivalent state laws, and any other applicable federal, state and local laws concerning pollution, protection of the environment or the use, storage, handling, treatment, management, discharge or disposal of Hazardous Materials, now existing, including, but not limited to, the: Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. 6901 et seq.; Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; Clean Air Act, 42 U.S.C. 7501 et seq.; and any similar state analogs, in each case, as amended, and any judicial or administrative interpretation thereof, including any applicable judicial order, consent, decree, sanction or judgment. Environmental Laws do not include laws relating to industrial hygiene or worker safety.

“Event of Default” is defined in Section 9.1.

“Force Majeure” means an event that (a) is not within the reasonable control of the Party (or in the case of third party obligations or facilities, the third party) claiming Force Majeure (the “Claiming Party”), (b) by the exercise of due diligence, the Claiming Party (or third party) is unable to overcome or avoid or cause to be avoided and (c) prevents the Claiming Party from performing its obligations hereunder. Force Majeure may include, but is not limited to, the following events to the extent the same meet the standards set forth in clauses (a), (b) and (c) above: acts of God; act of public enemy; war; terrorism; lightning; fire; civil disturbance; labor dispute; sabotage; action or restraint by court order or Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed, to the extent reasonable, such government action); environmental catastrophe; inability to obtain permits or utility services or similar events or occurrences, provided that such permits or services were promptly applied for; or mechanical failures, breakdowns of or damage to the Refinery [or to more than 50% of Supplier’s producing facilities in the Uinta Basin, Utah. For the avoidance of doubt, Force Majeure shall not include the availability of a more attractive market or source..

Schedule 1.1 - Page 2

“Governmental Authority” means the United States federal government or any other national government or any provincial, tribal, state, local, departmental or other political subdivision of any of the foregoing, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hazardous Materials” means (a) any substance included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant”, “hazardous waste” or “solid waste” in any Environmental Law; (b) petroleum, including crude oil or any fraction thereof, (c) polychlorinated biphenyls; (d) asbestos and asbestos containing materials (whether friable or nonfriable); (e) lead and lead based paint or other lead containing materials (whether friable or nonfriable); and (f) naturally occurring radioactive materials.

“Historical Period Average Prices” means average quoted prices for relevant crude oil for the previous 12 consecutive Month periods next preceding the Month in which notice is given:

(a) if data for all the quoted items is available for more than 12 Months, but less than 24 Months then the most recent 12 Months shall be used to compute such average prices;

(b) if data for all the quoted items is available for more than 24 Months, but less than 36 Months, then the most recent 24 Months shall be used to compute such average prices;

(c) if data for all the quoted items is available for more than 36 Months, but less than 48 Months, then the most recent 36 Months shall be used to compute such average prices; and

(d) if data for all the quoted items is available for more than 48 Months, but less than 60 Months, then the most recent 48 Months shall be used to compute such average prices; and

(e) if data for all the quoted items is available for more than 60 Months, then the most recent 60 Months shall be used to compute such average prices.

“Liability” means any liability, obligation, debt or commitment of any kind (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

“LP” means the linear programming model as utilized by Refiner.

“Minimum Quality Specifications” is defined in Section 3.1(b).

Schedule 1.1 - Page 3

“Month” means a calendar month, extending from 12:00 A.M. Applicable Time on the first Day of such calendar month until 11:59 P.M. Applicable Time on the last Day of such calendar month.

“Non-Defaulting Party” is defined in Section 9.2.

“NYMEX” means the New York Mercantile Exchange.

“Party” and “Parties” are defined in the preamble.

“Person” or “Persons” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Price Formula” is defined in Section 4.1.

“Prudent Industry Practices” means those practices, methods, standards of safety and acts, which are as a minimum in accordance with standards generally observed and applicable to the crude pipeline and refining industry in the United States which a reasonable and prudent Person would follow in connection with refining facilities similar to the Refinery to accomplish the desired result lawfully, reliably and safely.

“Purchase Price” means the price determined using the Price Formula.

“Refiner” is defined in the preamble.

“Refiner Indemnified Party” means Refiner, its Affiliates and their respective officers, directors, employees and agents.

“Refinery” is defined in the Recitals.

“Refinery Modifications” means the design, engineering, construction, startup and operation of modifications to the Refinery such that the Refinery is capable of processing not less than 5000 Barrels per Day of Crude Oil.

“Refinery Modification Completion” means that the Refinery Modifications have been successfully completed and are operational, in the sole judgment of Refiner.

“Supplier” is defined in the preamble.

“Supplier Indemnified Party” means Supplier, its Affiliates and their respective officers, directors, employees and agents.

“Term” is defined in Section 5.1.

“WTI, Cushing” means the New York Mercantile Exchange (NYMEX) calendar month average light sweet crude oil front month contract price for the month of delivery.

Schedule 1.1 - Page 4

SCHEDULE 2.1

QUALITY RANGES OF CRUDE OIL

Property	Test Methodology	Units	Typical Range	MIN/MAX
API Density	ASTM-D4052	° API	35	30/40
Sulfur	ASTM-D4294	wt %	0.1	0/0.1
Distillation	ASTM-D1160		See Below
Water Content		Vol. %	1.5	0/2.0

 TBP by Simulated Distillation

Percent off                     Temp F

5            313
10	392
20	515
30	616
40	702
50	776
60	843
70	930
80	964
90	1034

Schedule 2.3 - Page 1

SCHEDULE 2.3

DELIVERY POINT

Berry to supply locations of lease tankage where its Uinta Basin, Utah production will be delivered to Refiner from time to time.

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SCHEDULE 3.2

QUALITY TESTING PROCEDURES

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SCHEDULE 3.3

MEASUREMENT PROCEDURES

All measurements shall be made from static tank gauges on a 100 percent tank table basis or by positive displacement meters or by approved custody transfer meter. All measurements and tests shall be made in accordance with the latest applicable API, ASTM or ASME-API (Petroleum PD Meter Code) published methods. Volume and gravity shall be adjusted to 15.56ºC (60ºF) by the use of Tables 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1250 in their latest revision.

Schedule 3.3 - Page 1

SCHEDULE 7.8

CONTINUING GUARANTY

WHEREAS, Holly Refining & Marketing Company - Wood Cross (hereinafter referred to as "CUSTOMER") has requested Berry Petroleum Company, and any of its Subsidiaries, Affiliates or Divisions (hereinafter collectively referred to as "BERRY"), to supply and/or exchange or to continue to supply and/or exchange crude oil and petroleum products and any related charges and services (hereinafter referred to as "PRODUCT") to CUSTOMER; and

WHEREAS, Berry has requested this Guaranty from HOLLY CORPORATION (here-in-after referred to as "GUARANTOR"), parent company of CUSTOMER:

NOW, THEREFORE, in order to induce BERRY to continue to extend credit to CUSTOMER and in consideration of BERRY’s entering into that certain Crude Oil Supply Agreement dated February 27, 2007 (“CONTRACT”) with CUSTOMER and of the first PRODUCT delivered by Berry to CUSTOMER on credit after the execution of the CONTRACT which GUARANTOR acknowledges is sufficient consideration for the issuance of this Guaranty by GUARANTOR, GUARANTOR hereby guarantees to BERRY the full and prompt payment to BERRY of all Indebtedness which CUSTOMER hereafter incurs for PRODUCT which BERRY sells and/or exchanges to CUSTOMER or otherwise for CUSTOMER’s performance of the CONTRACT (“Indebtedness”) so long as the CONTRACT is in full force and effect and until CUSTOMER has fully performed the CONTRACT.

Notwithstanding any other provision of this GUARANTY, (a) GUARANTOR’S liability under this GUARANTY shall not exceed the aggregate amount of $25,000,000 and (b) GUARANTOR’S liability under this GUARANTY shall terminate automatically on July 1, 2013, but such termination shall not relieve GUARANTOR from liability for any Indebtedness covered by this GUARANTY and incurred by CUSTOMER prior to July 1, 2013.

In the event of nonpayment by CUSTOMER of any indebtedness covered by this Guaranty, BERRY may enforce its rights or remedies against either CUSTOMER or GUARANTOR in such manner as it may in its sole discretion determine, and may proceed upon the GUARANTY herein contained without first proceeding either against CUSTOMER or to enforce any lien rights and further may exercise its rights and remedies simultaneously against both CUSTOMER and GUARANTOR. GUARANTOR specifically acknowledges that the obligations under this GUARANTY shall remain in full force and effect notwithstanding any bankruptcy or reorganization case or proceeding concerning CUSTOMER.

This GUARANTY shall be governed by and construed in accordance with the laws of the State of Utah and, to the extent controlling, laws of the United States of America.

GUARANTOR authorizes BERRY, either before or after revocation hereof, without notice to or demand on GUARANTOR and without affecting GUARANTOR’s liability hereunder, from time to time to: (a) alter, compromise, renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the CONTRACT or any part thereof, including increase or decrease of the rate of interest thereon; and (b) apply payments received by BERRY from CUSTOMER to any Indebtedness of CUSTOMER to BERRY, in such order as BERRY

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shall determine in its sole discretion, whether or not any such Indebtedness is covered by this GUARANTY, and GUARANTOR hereby waives any provision of law regarding application of payments which specifies otherwise. BERRY may with notice assign this GUARANTY in whole or in part.

GUARANTOR has established adequate means of obtaining from CUSTOMER on a continuing basis financial and other information pertaining to CUSTOMER’s financial condition. GUARANTOR agrees to keep adequately informed from such means of any facts, events or circumstances that might in any way affect GUARANTOR’s risks hereunder, and GUARANTOR further agrees that BERRY shall have no obligation to disclose to GUARANTOR any information or material about CUSTOMER that is acquired by BERRY in any manner.

All reasonable and actually incurred payments, advances, charges, costs and expenses, including reasonable attorney fees, made or incurred by BERRY in the enforcement of this GUARANTY or in the collection of any of the Indebtedness of CUSTOMER to BERRY shall be paid by GUARANTOR promptly upon demand, and, if not paid within 10 days of receiving notice, together with interest at a rate per annum equal to the interest rate being charged by BERRY’s primary lender to BERRY under outstanding credit facilities.

This GUARANTY represents the final agreement between GUARANTOR and BERRY may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between GUARANTOR and BERRY.

HOLLY CORPORATION

Date:_____________________                    By:

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SCHEDULE 11.1A

CONTINUING GUARANTY (FOR EXTENSION PERIOD)

WHEREAS, Holly Refining & Marketing Company - Wood Cross (hereinafter referred to as "CUSTOMER") has requested Berry Petroleum Company, and any of its Subsidiaries, Affiliates or Divisions (hereinafter collectively referred to as "BERRY"), to supply and/or exchange or to continue to supply and/or exchange crude oil and petroleum products and any related charges and services (hereinafter referred to as "PRODUCT") to CUSTOMER; and

WHEREAS, Berry has requested this Guaranty from HOLLY CORPORATION (here-in-after referred to as "GUARANTOR"), parent company of CUSTOMER:

NOW, THEREFORE, in order to induce BERRY to continue to extend credit to CUSTOMER and in consideration of BERRY’s entering into an extension of the Term under that certain Crude Oil Supply Agreement dated February 27, 2007 (“CONTRACT”) with CUSTOMER and of the first PRODUCT delivered by Berry to CUSTOMER on credit after the extension of the Term of the CONTRACT which GUARANTOR acknowledges is sufficient consideration for the issuance of this Guaranty by GUARANTOR, GUARANTOR hereby guarantees to BERRY the full and prompt payment to BERRY of all Indebtedness which CUSTOMER hereafter incurs for PRODUCT which BERRY sells and/or exchanges to CUSTOMER or otherwise for CUSTOMER’s performance of the CONTRACT during the extension of the Term (“Indebtedness”) so long as the CONTRACT is in full force and effect and until CUSTOMER has fully performed the CONTRACT.

Notwithstanding any other provision of this GUARANTY, (a) GUARANTOR’S liability under this GUARANTY shall not exceed the aggregate amount of $25,000,000 and (b) GUARANTOR’S liability under this GUARANTY shall terminate automatically on [insert expiration date of term extension], but such termination shall not relieve GUARANTOR from liability for any Indebtedness covered by this GUARANTY and incurred by CUSTOMER prior to [repeat date].

In the event of nonpayment by CUSTOMER of any indebtedness covered by this Guaranty, BERRY may enforce its rights or remedies against either CUSTOMER or GUARANTOR in such manner as it may in its sole discretion determine, and may proceed upon the GUARANTY herein contained without first proceeding either against CUSTOMER or to enforce any lien rights and further may exercise its rights and remedies simultaneously against both CUSTOMER and GUARANTOR. GUARANTOR specifically acknowledges that the obligations under this GUARANTY shall remain in full force and effect notwithstanding any bankruptcy or reorganization case or proceeding concerning CUSTOMER.

This GUARANTY shall be governed by and construed in accordance with the laws of the State of Utah and, to the extent controlling, laws of the United States of America.

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GUARANTOR authorizes BERRY, either before or after revocation hereof, without notice to or demand on GUARANTOR and without affecting GUARANTOR’s liability hereunder, from time to time to alter, compromise, renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the CONTRACT or any part thereof, including increase or decrease of the rate of interest thereon. BERRY may with notice assign this GUARANTY in whole or in part only connection with an assignment permitted pursuant to the CONTRACT.

GUARANTOR has established adequate means of obtaining from CUSTOMER on a continuing basis financial and other information pertaining to CUSTOMER’s financial condition. GUARANTOR agrees to keep adequately informed from such means of any facts, events or circumstances that might in any way affect GUARANTOR’s risks hereunder, and GUARANTOR further agrees that BERRY shall have no obligation to disclose to GUARANTOR any information or material about CUSTOMER that is acquired by BERRY in any manner.

All reasonable and actually incurred payments, advances, charges, costs and expenses, including reasonable attorney fees, made or incurred by BERRY in the enforcement of this GUARANTY or in the collection of any of the Indebtedness of CUSTOMER to BERRY shall be paid by GUARANTOR promptly upon demand, and, if not paid within 10 days of receiving notice, together with interest at a rate per annum equal to the interest rate being charged by BERRY’s primary lender to BERRY under outstanding credit facilities.

This GUARANTY represents the final agreement between GUARANTOR and BERRY may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between GUARANTOR and BERRY.

HOLLY CORPORATION

Date:_____________________                 By:

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